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                                                                    Exhibit 99.1

                           Laurel Capital Group, Inc.
                               2724 Harts Run Road
                           Allison Park, PA 15101-1437


                            P R E S S  R E L E A S E
                            ------------------------


Release Date:                                       For Further Information:
-------------                                       ------------------------
October 31, 2003                                    Edwin R. Maus, President
                                                    412-487-7404 ext. 303
                                                    email: ermaus@laurelsb.com
                                                               or
                                                    John A. Howard, Jr., Sr.
                                                    Vice-President/CFO
                                                    412-487-7404 ext. 311
                                                    email: jhoward@laurelsb.com


                       LAUREL CAPITAL GROUP INC. ANNOUNCES
                     COMPLETION OF STOCK REPURCHASE PROGRAM

ALLISON PARK, PA - October 31, 2003 - Laurel Capital Group, Inc. ("the Company") (NASDAQ: LARL) the holding company for Laurel Savings Bank ("the Bank"), announced today that it has completed the repurchase of 96,000 shares or 4.99% of the issued and outstanding common stock of the Company at an average price of $20.52 per share. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

The repurchase was originally announced on April 17, 2002 and represents the fifth stock repurchase program completed by the Company. As of October 31, 2003, a total of 1,874,629 shares of the Company's common stock are issued and outstanding.


                                     (more)

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At June 30, 2003, the Company had total consolidated assets of $322.7 million, total consolidated liabilities of $295.1 million and stockholders' equity of $27.7 million or $14.71 per share.

Laurel Capital Group, Inc., headquartered in Allison Park, Pa., is the holding company for Laurel Savings Bank. Laurel Savings Bank is a 117-year-old, Pennsylvania-chartered, FDIC-insured savings bank with eight full-service offices located in Allegheny and Butler counties offering a wide variety of financial services and products to customers throughout the Pittsburgh metropolitan area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


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